UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2013

Landstar System, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21238	06-1313069
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida		32224
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-398-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 23, 2013, Landstar System, Inc. (the "Company") and Henry H. Gerkens, its Chairman, President and Chief Executive Officer, amended the terms of Mr. Gerkens’s employment letter agreement (the "Agreement"), dated January 3, 2012, to increase Mr. Gerkens’s annual salary from $500,000 to $575,000. In addition, the Agreement was amended to increase the consulting fee that will be paid to Mr. Gerkens for his availability to consult with the Company following his termination of service as Executive Chairman of the Company from $600,000 to $700,000. Except as expressly modified by the amendment, the Agreement remains in full force and effect in accordance with its terms.

Also on January 23, 2013, the Company granted to Mr. Gerkens 100,000 Performance Related Stock Awards (the "Awards") under the Company’s 2011 Equity Incentive Plan. The Awards will vest on January 31 of 2014, 2015, and 2016, with the number of Awards that vests on each vesting date determined by multiplying 100,000 by the sum of (1) the percentage increase in operating income in the most recently completed fiscal year as compared to the results from the immediately preceding fiscal year (for example, on January 31, 2014, the percentage increase in operating income for the Company’s 2013 fiscal year as compared to the Company’s 2012 fiscal year), plus (2) the percentage increase in diluted earnings per share in the most recently completed fiscal year as compared to the results from the preceding fiscal year (for example, on January 31, 2015, the percentage increase in diluted earnings per share for the Company’s 2014 fiscal year as compared to the Company’s 2013 fiscal year). Any Awards that do not become vested as of January 31, 2016 will be forfeited.

In general, if (a) Mr. Gerkens’s employment as the Company’s Chief Executive Officer terminates other than in a circumstance under which he becomes entitled to receive the severance benefits described in the Agreement, (b) he fails or ceases to serve as the Executive Chairman of the Company as set forth in the Agreement, or (c) following the termination of his services as Executive Chairman of the Company, he fails to make himself available to consult with the Company as set forth in the Agreement, then any portion of the Awards that have not otherwise become vested prior to the applicable event described in (a), (b) or (c), will be forfeited upon his termination of service. However, if Mr. Gerkens’s employment is terminated due to his death or disability, the unvested Awards will remain outstanding and eligible for further vesting as described above.

Mr. Gerkens will be required to hold, and may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber, the shares that he receives upon settlement of the Awards, net of any applicable withholding obligations in connection with such settlement, until December 31, 2016.

This summary of the amendment to Mr. Gerkens’s Agreement and the Awards are not intended to be complete and are qualified in their entirety by the Amendment to the Agreement, a copy of which is attached hereto as Exhibit 99.1 and the Performance Related Stock Award agreement, a copy of which is attached hereto as Exhibit 99.2.
****

On January 23, 2013, the Board of Directors of the Company promoted James B. Gattoni to the position of Executive Vice President, Chief Financial Officer and Assistant Secretary. In connection with his promotion, Mr. Gattoni’s annual salary has been increased to $300,000 from $255,000 and his annual target bonus percentage has been increased increase from 65% to 75% of annual salary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landstar System, Inc.

January 25, 2013	By:	James B. Gattoni

Name: James B. Gattoni
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Amendment, dated January 23, 2013, to the Letter Agreement, dated January 2, 2012, between Landstar System, Inc. and Henry H. Gerkens
99.2	Performance Related Stock Award Agreement, dated January 23, 2013, between Landstar System, Inc. and Henry H. Gerkens